Exhibit 107

Calculation of Filing Fee Table

Schedule TO-I/A

(Form Type)

Zynga Inc.

(Name of Subject Company (Issuer))

Zynga Inc.

(Issuer)

Take-Two Interactive Software, Inc.

(Affiliate of Issuer)

(Names of Filing Person (Issuer))

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$0.00	0.00927%	$0.00

Fees Previously Paid	$1,564,605,417(1)		$145,038.92(2)

Total Transaction Valuation	$1,564,605,417

Total Fees Due for Filing			$145,038.92

Total Fees Previously Paid			$145,038.92

Total Fee Offsets			$0.00

Net Fee Due			$0.00

(1)

Estimated solely for purposes of calculating the filing fee. The aggregate purchase price of the 0.25% Convertible Senior Notes due 2024 (the “2024 Notes”) and the 0.00% Convertible Senior Notes due 2026 (the “2026 Notes” and, together with the 2024 Notes, the “Notes”), is calculated as the sum of (a) $1,564,500,000, representing 100% of the principal amount of the Notes outstanding as of May 23, 2022, plus (b) $105,417, representing accrued and unpaid interest on the 2024 Notes to, but excluding, June 23, 2022, the repurchase date.

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, equals $92.70 per $1,000,000 of the value of the transaction.